UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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HEALTHSPRING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HEALTHSPRING, INC.
44 Vantage Way, Suite 300
Nashville, Tennessee 37228
(615) 291-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 6, 2007

Dear Stockholder:
     On Wednesday, June 6, 2007, HealthSpring, Inc. will hold its annual meeting of stockholders at its corporate headquarters located at 44 Vantage Way, Suite 300, Nashville, Tennessee. The meeting will begin at 10:00 a.m., local time.
     Only stockholders that owned our common stock at the close of business on April 10, 2007 are entitled to notice of and may vote at this meeting. A list of our stockholders will be available at our corporate headquarters at 44 Vantage Way, Suite 300, Nashville, Tennessee, during ordinary business hours for ten days prior to the annual meeting. At the meeting, we will consider the following proposals described in detail in the accompanying proxy statement:
1.	To elect two Class II directors to serve three year terms or until their respective successors have been duly elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.
     References to “HealthSpring,” the “Company,” “we,” “us,” or “our” in this notice and the accompanying proxy statement refer to HealthSpring, Inc. and its affiliates unless otherwise indicated.
     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN, AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE OR, IF APPLICABLE, VOTE BY TELEPHONE OR ELECTRONICALLY PURSUANT TO THE INSTRUCTIONS PROVIDED BY YOUR BROKER OR OTHER NOMINEE.
By Order of the Board of Directors,
J. Gentry Barden
Senior Vice President, Corporate General Counsel, and Secretary
Nashville, Tennessee
May 2, 2007

QUESTIONS AND ANSWERS
CORPORATE GOVERNANCE
AUDIT COMMITTEE REPORT
PROPOSAL 1 — ELECTION OF DIRECTORS
OTHER MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FEES BILLED TO THE COMPANY BY KPMG LLP DURING 2006 AND 2005
EXECUTIVE AND DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

HEALTHSPRING, INC.
44 Vantage Way, Suite 300
Nashville, Tennessee 37228

Proxy Statement for Annual Meeting of Stockholders
to be held on June 6, 2007

QUESTIONS AND ANSWERS
1.	Q: WHEN WAS THIS PROXY STATEMENT MAILED TO STOCKHOLDERS?
A:	This proxy statement was first mailed to stockholders on or about May 2, 2007. Our annual report to stockholders is being mailed with this proxy statement. The annual report is not part of the proxy solicitation materials.
2.	Q: WHAT IS THE PURPOSE OF THE ANNUAL MEETING?
A:	At the annual meeting, stockholders will act upon the sole matter outlined in the notice of meeting on the cover page of this proxy statement, the election of two Class II directors. In addition, following the formal business of the meeting, our management will provide a business overview and be available to respond to questions from our stockholders.
3.	Q: WHO MAY ATTEND THE ANNUAL MEETING?
A:	Stockholders of record as of the close of business on April 10, 2007, or their duly appointed proxies, may attend the meeting. “Street name” holders (those whose shares are held through a broker or other nominee) should bring a copy of a brokerage statement reflecting their ownership of our common stock as of the record date. Space limitations may make it necessary to limit attendance to stockholders and valid picture identification may be required. Cameras, recording devices, and other electronic devices are not permitted at the meeting. Registration will begin at 9:30 a.m. local time.
4.	Q: WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?
A:	Only stockholders of record as of the close of business on April 10, 2007 are entitled to receive notice of and participate in the annual meeting. As of the record date, there were 57,327,632 shares of our common stock outstanding, held by approximately 225 holders of record. Every stockholder is entitled to one vote for each share held as of the record date. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the annual meeting.
5.	Q: WHO IS SOLICITING MY VOTE?
A:	This proxy solicitation is being made and paid for by HealthSpring. Proxies may be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of our directors, officers, and regular employees, without additional compensation. We will also request that brokerage houses and other custodians, nominees, and fiduciaries forward solicitation materials to the beneficial owners of shares of the Company’s common stock held of record by such persons. We will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred when the solicitation materials are forwarded.
6.	Q: WHAT MAY I VOTE ON?
A:	You may vote on the election of two Class II directors to serve three year terms on our board of directors.

7.	Q: HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSAL?
A:	The board unanimously recommends that you vote FOR each of the Class II director nominees.
8.	Q: HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?
A:	We are not aware of any business to be considered at the 2007 annual meeting other than the matter described in this proxy statement. If any other business is presented at the annual meeting, your signed proxy card gives authority to Kevin M. McNamara, our Executive Vice President, Chief Financial Officer, and Treasurer, and J. Gentry Barden, our Senior Vice President, Corporate General Counsel, and Secretary, to vote on such matters at their discretion.
9.	Q: HOW DO I VOTE?
A:	If you are a registered stockholder, you may vote by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the election of each Class II nominee named under “Proposal 1 — Election of Directors.” You have the right to revoke your proxy at any time before the meeting by:
•	notifying our Secretary in writing, at 44 Vantage Way, Suite 300, Nashville, Tennessee 37228;

•	voting in person;

•	submitting a later-dated proxy card; or

•	if applicable, submitting new voting instructions to your broker or nominee.
If you have questions about how to vote or revoke your proxy, you should contact our Secretary at 44 Vantage Way, Suite 300, Nashville, Tennessee 37228. For shares held in street name, refer to question 11 below.
10.	Q: CAN I VOTE BY TELEPHONE OR ELECTRONICALLY?
A:	If you are a registered stockholder, you may not vote by telephone or electronically through the Internet. If your shares are held in street name, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.
11.	Q: HOW DO I VOTE MY SHARES IF THEY ARE HELD IN THE NAME OF MY BROKER (STREET NAME)?
A:	If your shares are held by your broker or other nominee, often referred to as held in street name, you will receive a form from your broker or nominee seeking instruction as to how your shares should be voted. You should contact your broker or other nominee with questions about how to provide or revoke your instructions.
12.	Q: WHAT IS THE VOTE REQUIRED TO APPROVE THE PROPOSAL?
A:	Each of the Class II director nominees must receive affirmative votes from a plurality of the votes cast to be elected. This means that the two nominees receiving the greatest number of votes will be elected as Class II directors.
13.	Q: WHAT CONSTITUTES A “QUORUM”?
A:	The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the meeting. Proxies received but marked as abstentions and broker nonvotes will be included in the calculation of the number of shares considered to be present at the meeting.
14.	Q: WHAT IF I ABSTAIN FROM VOTING?
A:	If you attend the meeting or send in your signed proxy card, but abstain from voting on the proposal regarding the election of Class II directors, you will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on this proposal, your abstention will have no effect on the outcome.

15.	Q: WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD?
A:	If you are a registered stockholder and you do not sign and return your proxy card, your shares will not be voted at the annual meeting. If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at their discretion on routine matters, but may not vote your shares on nonroutine matters. Under the New York Stock Exchange, or NYSE, rules, the proposal relating to the election of directors is deemed to be a routine matter and brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares.
16.	Q: WHAT IS A “BROKER NONVOTE”?
A:	Under the NYSE rules, brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. If a proposal is not a routine matter, the broker or nominee may not vote the shares on the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a proxy card expressly stating that the broker is not voting on a nonroutine matter, such action is referred to as a “broker nonvote.” The election of directors is deemed to be a routine matter.
17.	Q: WHAT IS THE EFFECT OF A BROKER NONVOTE?
A:	Broker nonvotes will be counted for the purpose of determining the presence of a quorum, but will not be counted for determining the number of votes cast, as a broker nonvote is not considered “entitled to vote” on a matter. A broker nonvote will not affect the outcome of election of Class II directors.
18.	Q: WHO WILL COUNT THE VOTES?
A:	One of our officers will count the votes and act as an inspector of election. Questions concerning stock certificates may be directed to American Stock Transfer & Trust Company at 59 Maiden Lane, New York, NY 10038, (718) 921-8208.
19.	Q: CAN I PARTICIPATE IF I AM UNABLE TO ATTEND?
A:	If you are unable to attend the meeting in person, we invite you to send in your proxy card, but we will not be broadcasting our annual meeting telephonically or over the Internet.
20.	Q: WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?
A:	We intend to announce preliminary voting results at the annual meeting and publish final results in our quarterly report on Form 10-Q for the second quarter ending June 30, 2007.
21.	Q: WHEN ARE STOCKHOLDER PROPOSALS DUE IN ORDER TO BE INCLUDED IN OUR PROXY STATEMENT FOR THE NEXT ANNUAL MEETING?
A:	Any stockholder proposal must be submitted in writing to J. Gentry Barden, Senior Vice President, Corporate General Counsel, and Secretary, HealthSpring, Inc., 44 Vantage Way, Suite 300, Nashville, Tennessee 37228, prior to the close of business on January 3, 2008 to be considered timely for inclusion in next year’s proxy statement. Such proposal must also comply with Securities and Exchange Commission, or SEC, regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
22.	Q: WHEN ARE OTHER STOCKHOLDER PROPOSALS DUE?
A:	Our bylaws contain an advance notice provision that requires stockholders to deliver to us notice of a proposal to be brought before an annual meeting not less than one hundred twenty (120) nor more than one hundred fifty (150) days before the date of the anniversary of the previous year’s annual meeting. Such proposals are also subject to informational and other requirements set forth in our bylaws, a copy of which is available under the “Investor Relations — Corporate Governance” section of our website, www.myhealthspring.com.

23.	Q: HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT THE COMPANY?
A:	We will provide additional copies of this proxy statement or voting materials, and a copy of our 2006 Annual Report to stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2006, without charge to any stockholder who makes a written request to our Secretary at HealthSpring, Inc., 44 Vantage Way, Suite 300, Nashville, Tennessee 37228. Our Annual Report on Form 10-K and other SEC filings also may be accessed on the world wide web at www.sec.gov or on the Investor Relations section of the Company’s website at www.myhealthspring.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement and is not incorporated herein by this or any other reference to our website provided in this proxy statement.
24.	Q: HOW MANY COPIES SHOULD I RECEIVE IF I SHARE AN ADDRESS WITH ANOTHER STOCKHOLDER?
A:	The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers may be householding our proxy materials by delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you are a stockholder of record. You can notify us by sending a written request to our Secretary at HealthSpring, Inc., 44 Vantage Way, Suite 300, Nashville, Tennessee 37228, or by calling the Secretary at (615) 291-7000. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.
CORPORATE GOVERNANCE
     We believe that effective corporate governance is critical to our long-term success and ability to create value for our stockholders. We have adopted and implemented charters, policies, procedures and controls that we believe promote and enhance corporate governance, accountability, and responsibility, and a culture of honesty and integrity. Our corporate governance guidelines, code of business conduct and ethics, and various other governance related policies and board committee charters are available on the Investor Relations section of our website at www.myhealthspring.com, and are available in print free of charge upon written request to the Company’s Secretary at HealthSpring, Inc., 44 Vantage Way, Suite 300, Nashville, Tennessee 37228.
Board Independence and Operations
     We currently have seven board members. Our board of directors consults with the Company’s counsel to ensure that the board’s independence determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those set forth in the listing standards of the NYSE. To assist in the board’s independence determinations, each director completed materials designed to identify any relationships that could affect the director’s independence. The board has determined that each of Messrs. Bruce M. Fried, Robert Z. Hensley, Russell K. Mayerfeld, Joseph P. Nolan, Martin S. Rash, and Daniel L. Timm is an “independent director” consistent with the objective standards of applicable laws and regulations, and that such persons do not otherwise have any relationship (either directly or indirectly as a partner, shareholder or officer of an organization that has a material relationship with us) that, in the opinion of the board of directors, would impair their independence. The board has not established categorical standards or guidelines by which to analyze the subjective aspects of these determinations, but considers all relevant facts and circumstances known to the board. Mr. Timm has notified the board of directors that he will not be seeking re-election at the meeting. As described below, we are nominating Sharad Mansukani, M.D., to stand for election for the seat being vacated by Mr. Timm. Mr. Hensley serves on the audit committees of three other publicly registered companies in addition to HealthSpring. The Board has determined that such simultaneous service does not impair Mr. Hensley’s ability to serve on our audit committee.
     As further described in our corporate governance guidelines, the board has created the position of presiding director whose primary responsibility is to preside over executive sessions of the non-management directors. The presiding director also performs such other duties as the board may from time to time delegate to him to assist the board in the fulfillment of its responsibilities. Currently, Mr. Mayerfeld, in his capacity as chair of the nominating and corporate governance committee, is the presiding director and he will continue serving in this position unless and until a successor presiding director has been appointed in compliance with our corporate governance guidelines.
     The board of directors and its committees meet periodically during the year as deemed appropriate. The board of directors is generally responsible for establishing our corporate policies and reviewing and assessing our corporate objectives and strategies, and other major transactions and capital commitments. During 2006, the board of directors met eight times. No director attended fewer than 75% of all the 2006 meetings of the board of directors and its committees on which such director served.
Board Committee Composition
     We have three standing committees of our board of directors: an audit committee, a compensation committee, and a nominating and corporate governance committee. The audit committee consists of four persons, none of whom is employed by us and each of whom is “independent” as defined under the heightened independence requirements of the NYSE and the SEC applicable to audit committee members. In addition, the board has determined that Mr. Hensley is an “audit committee financial expert” within the meaning of the applicable SEC regulations and that each member of the audit committee has the accounting and financial expertise required by the NYSE’s listing standards. The compensation committee consists of three persons, none of whom is employed by us and each of whom is “independent” as defined under the rules of the NYSE. The nominating and corporate governance committee consists of four persons, none of whom is employed by us and each of whom is “independent” as defined under the rules of the NYSE. Each of our committees operates under a charter adopted by our board of directors. It is the policy of the board and each committee to periodically review its performance and the effectiveness of its charter and policies, as applicable.
     The composition of our board committees as of the date of this proxy statement is set forth below:

Nominating and
Name of Director	Audit	Compensation	Corporate Governance
Bruce M. Fried	Member		Member
Robert Z Hensley	Chair	Member
Russell K. Mayerfeld	Member		Chair
Joseph P. Nolan		Member	Member
Martin S. Rash		Chair	Member
Daniel L. Timm	Member
Our board intends to adjust certain committee assignments upon the election at the meeting in light of Mr. Timm’s decision not to stand for re-election. Following the anticipated election of Dr. Mansukani at the annual meeting, the nominating and corporate governance committee, in conjunction with the full board, will evaluate the committees on which Dr. Mansukani could best serve the Company and its stockholders.
     Audit Committee. The audit committee met eleven times in 2006. The audit committee is responsible for, among other matters:
•	selecting the Company’s independent registered public accounting firm;

•	pre-approving all audit and permitted non-audit services to be performed by such firm;

•	approving the overall scope of the audit;

•	assisting the board of directors in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm and our internal audit function, and our compliance with legal and regulatory requirements;

•	meeting to review and discuss the annual and quarterly financial statements and reports with management and the independent registered public accounting firm;

•	reviewing and discussing each earnings press release, as well as financial information and any earnings guidance provided to analysts and rating agencies;

•	discussing policies with respect to risk assessment and risk management;

•	meeting separately and periodically with management, internal auditors, and the independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response; and

•	reviewing and approving related party transactions.

     Compensation Committee. The compensation committee met five times in 2006. The compensation committee is responsible for, among other matters:
•	reviewing employee compensation philosophies, policies, plans and programs;

•	reviewing and approving the actual compensation of each of our executive officers;

•	reviewing and approving employment contracts and other similar arrangements with our officers;

•	reviewing and overseeing the evaluation of executive officer performance and other related matters;

•	administration of equity incentive plans and other incentive compensation plans or arrangements; and

•	recommending the “Compensation Discussion and Analysis” to the board of directors for inclusion in the proxy statement and incorporation by reference in the Annual Report on Form 10-K.
Additional information regarding the process undertaken by the compensation committee in the determination of executive compensation and its other functions is included under “Executive and Director Compensation — Compensation Discussion and Analysis.” The full board is responsible for approving non-employee director compensation.
     Nominating and Corporate Governance Committee. The nominating and corporate governance committee met three times in 2006. The nominating and corporate governance committee is responsible for, among other matters:
•	evaluating the composition, size and governance of our board of directors and its committees;

•	making recommendations regarding future planning and the appointment of directors to our committees;

•	evaluating and recommending candidates for election to our board of directors, including those candidates properly presented by our stockholders;

•	overseeing the performance and self-evaluation process of our board of directors (and committees thereof);

•	reviewing and developing our corporate governance policies and providing recommendations to the board of directors regarding possible changes;

•	reviewing management succession plans; and

•	reviewing and monitoring compliance with our code of business conduct and ethics, corporate governance guidelines, and other governance policies.
Selection of Board Nominees and Director Qualifications
     The nominating and corporate governance committee may utilize a variety of methods for identifying nominees for director. Candidates may come to the attention of the nominating and corporate governance committee through current board members, professional search firms, stockholders, members of management, or other persons. A stockholder who desires for the nominating and governance committee to consider a nomination for director must comply with the notice, timing, and other requirements in the Company’s bylaws. Each nomination submitted in this manner shall include the name and address of the nominee(s) and all other information with respect to the nominee as required to be disclosed in the proxy statement for the election of directors under applicable rules of the SEC, including the nominee’s consent to being named as a nominee and to serving as a director, if elected. It is the policy of the Company that all nominees be evaluated in the same manner.
     The nominating and corporate governance committee reviews the qualifications of potential director candidates in accordance with the committee’s charter and our corporate governance guidelines. The committee’s consideration of a candidate as a director includes an assessment of the individual’s understanding of the Company’s business, the individual’s professional and educational background, skills, and abilities and potential time commitment and whether such characteristics are consistent with our corporate governance guidelines and other criteria established by the nominating and corporate governance committee from time to time. To make an effective contribution to the Company, a director must possess experience in one or more of the following:
•	business or management for complex and large consolidated companies or other complex and large institutions;

•	accounting or finance for complex and large consolidated companies or other complex and large institutions;

•	leadership, strategic planning, or crisis response for complex and large consolidated companies or other institutions;

•	the healthcare industry;

•	the managed care and/or Medicare industries; and/or

•	other significant and relevant areas deemed by the nominating and corporate governance committee to be valuable to the Company.
     The nominating and corporate governance committee will consider a candidate’s qualifications, background, skills and abilities, and whether such characteristics fulfill the needs of the Company and the board at that time. The committee will then confer and reach a collective assessment as to the qualifications and suitability of the candidate for board membership. If the nominating and corporate governance committee determines that the candidate is suitable and meets the criteria for board membership, the candidate will be invited to meet with the senior management of the Company and other members of the board of directors, both to allow the candidate to obtain further information about the Company and to give management and the other directors a basis for input to the nominating and corporate governance committee regarding the candidate. On the basis of its assessment, and taking into consideration input from other board members and senior management, the nominating and corporate governance committee will formally consider whether to recommend the candidate’s nomination for election to the board of directors.
     It is our policy that each director should take reasonable steps to keep informed on corporate governance “best practices” and their application in the managed care and Medicare environments. In addition, prior to accepting re-nomination, each director should evaluate himself or herself as to whether he or she satisfies the criteria described above. The board intends to monitor the mix of skills and experience of its directors in order to ensure that the board has the necessary tools to perform its oversight functions effectively. The nominating and corporate governance committee may also adopt such procedures and criteria not inconsistent with our corporate governance guidelines as it considers advisable for the assessment of director candidates.
Code of Business Conduct and Ethics
     The Company has a code of business conduct and ethics that complies with the NYSE listing standards and is applicable to all directors, officers and employees of the Company. The code of business conduct and ethics is available on the Investor Relations section of the Company’s website at www.myhealthspring.com. The Company intends to post amendments to or waivers, if any, from its code of business conduct and ethics (to the extent applicable to the Company’s directors or its chief executive officer, principal financial officer, or principal accounting officer) at this location on its website.
Corporate Governance Guidelines
     The Company has adopted corporate governance guidelines that we believe reflect the board’s commitment to a system of governance that enhances corporate responsibility and accountability.
Policy Regarding Communications with the Board of Directors
     Stockholders and any other interested party may communicate with any of the Company’s directors, including the chair of any of the committees of the board, the presiding director, or the non-management directors as a group by writing to them c/o HealthSpring, Inc., 44 Vantage Way, Suite 300, Nashville, Tennessee 37228. The Secretary or, if applicable, the Company’s compliance officer will review all such communications and direct appropriate communications to the appropriate director(s).
Policy Regarding Director Attendance at Annual Meetings of Stockholders
     We have adopted a policy, that is included within our corporate governance guidelines, stating that directors are strongly encouraged to attend HealthSpring’s annual meetings of stockholders and we currently expect all of our directors, and the director nominee, Dr. Mansukani, to be in attendance at the meeting on June 6, 2007. All of our directors attended the 2006 annual meeting of stockholders.
Executive Sessions
     We have adopted a policy, that is included within our corporate governance guidelines, that the directors periodically meet in executive session and that our independent directors meet at least once a year in an executive session including only independent directors. The sessions are typically scheduled and chaired by the presiding director.
Compensation Committee Interlocks and Insider Participation
     The compensation committee of the board of directors is currently composed of Martin S. Rash (Chair), Robert Z. Hensley, and Joseph P. Nolan. None of these persons has at any time been an officer or employee of HealthSpring or any of its subsidiaries. Mr. Nolan is an affiliate of the GTCR Golder Rauner II, L.L.C., or GTCR, investment funds which participated in our recapitalization transaction in March 2005. There are no relationships among HealthSpring’s executive officers, members of the compensation committee or entities whose executives serve on the compensation committee that require disclosure under applicable SEC regulations.

AUDIT COMMITTEE REPORT
     The audit committee was formed in connection with the Company’s initial public offering, or IPO, in February 2006. Prior to that time, the functions now delegated to the audit committee were performed by HealthSpring’s board of directors. The audit committee is comprised of four independent, non-employee directors and operates under a written charter, adopted by the board of directors, which is posted on the Investor Relations section of the Company’s website with certain of our other governance documents at www.myhealthspring.com.
     The primary purposes of the audit committee are to assist the board of directors in fulfilling its responsibility to oversee (i) the integrity of the financial statements of HealthSpring; (ii) HealthSpring’s compliance with legal and regulatory requirements; (iii) the independent registered public accountants’ qualifications, independence, and performance; and (iv) the performance of HealthSpring’s internal audit function. The audit committee is directly responsible for the appointment, compensation, and oversight of the work of the independent registered public accountants. The independent registered public accountants report directly to the audit committee.
     Management has the primary responsibility for the preparation of the financial statements and the reporting process. The Company’s management has represented to the audit committee that the financial statements are prepared in accordance with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing these financial statements. In the performance of its oversight function, the audit committee reviewed and discussed the audited financial statements for 2006 with management and the independent registered public accountants. The audit committee discussed with HealthSpring’s management the critical accounting policies applied by the Company in the preparation of its financial statements. The audit committee also discussed with the Company’s management the process for certifications by the Chief Executive Officer and Chief Financial Officer. The audit committee discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards Vol. 1, AU section 380).
     In addition, the audit committee received from the independent registered public accountants the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from HealthSpring and its management. The audit committee also evaluated whether the independent registered public accountants’ provision of non-audit services to HealthSpring was compatible with the auditor’s independence and determined it was compatible.
     In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors the inclusion of the audited financial statements in HealthSpring’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.
Robert Z. Hensley (Chair)
Bruce M. Fried
Russell K. Mayerfeld
Daniel L. Timm
The foregoing report of the audit committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by HealthSpring under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed to be “filed” under such acts.

PROPOSAL 1 — ELECTION OF DIRECTORS
     The current board of directors of HealthSpring consists of seven directors. Our board of directors is divided into three classes, Class I, Class II, and Class III, with each class serving staggered three-year terms. The terms of the Class II directors expire in 2007 and, accordingly, two Class II directors will be elected at the annual meeting. Upon the recommendation of our nominating and corporate governance committee, the board of directors recommends that the nominees listed below be elected as Class II members of the board of directors at the annual meeting. Messrs. Rash and Timm are currently serving as a Class II directors. Mr. Timm will not be standing for re-election at the annual meeting. The board, based on the recommendation of the nominating and corporate governance committee, has designated Dr. Mansukani to stand for election in the Class II director position being vacated by Mr. Timm at the meeting. The consideration of Dr. Mansukani as a potential nominee was initially proposed to our nominating and corporate governance committee by our CEO, Herbert A. Fritch.
     Each of the nominees, if elected, will serve a three year term as a Class II director until the annual meeting of stockholders in 2010 or until his respective successor is duly elected and qualified. If a nominee becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for such other person or persons as may be designated by the board of directors, unless the board of directors chooses to reduce the number of directors serving on the board. The board of directors has no reason to believe that either of the nominees will be unable or unwilling to serve as a Class II director if elected.
Information Concerning Director Nominees and Continuing Directors
     Information concerning the nominees proposed by the board of directors for election, and our directors whose terms do not expire at the meeting, is set forth below.
Class II Director Nominees (Standing for Election at the Annual Meeting)
Sharad Mansukani, M.D., Age 37
Director Nominee
     Dr. Sharad Mansukani serves as a senior advisor of Texas Pacific Group, a private equity investment firm, and serves on the faculty at both the University of Pennsylvania and Temple University Schools of Medicine. Dr. Mansukani is also chief strategic officer for NationsHealth, Inc., a supplier of prescription drugs. Dr. Mansukani previously served as senior advisor to the Administrator of the Centers for Medicare and Medicaid Services, or CMS, from 2003 to 2005, and as senior vice president and chief medical officer of Health Partners, a non-profit Medicaid and Medicare health plan owned at the time by Philadelphia-area hospitals. Dr. Mansukani completed a residency and fellowship in ophthalmology at the University of Pennsylvania School of Medicine and a fellowship in quality management and managed care at the Wharton School of Business. Dr. Mansukani serves as a director of IASIS Healthcare, LLC, an owner and operator of acute care hospitals, Matrix Laboratories Limited, a pharmaceutical manufacturer, and Aerie Pharmaceuticals, Inc., an ophthalmologic pharmaceutical company.
Martin S. Rash, Age 52
Director Since 2005
     Martin S. Rash has served as one of the Company’s directors since March 2005. From December 1996 until its acquisition by LifePoint Hospitals, Inc. in 2005, Mr. Rash served as chief executive officer and a director of Province Healthcare Company, an operator of non-urban acute care hospitals. Mr. Rash also served as chairman of the board of directors of Province from May 1998 until its acquisition and had served as a director since February 1996. He served as chief executive officer and director of its predecessor, Principal Hospital Company, from February 1996 to December 1996 and as chief operating officer of Community Health Systems from 1994 to 1996. Mr. Rash holds an M.B.A. and a B.S. in Accounting from Middle Tennessee State University.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE CLASS II NOMINEES.
Class III Directors (Terms Expire in 2008)
Robert Z. Hensley, Age 49
Director Since 2006
     Robert Z. Hensley has served as one of the Company’s directors since February 2006. From July 2002 to September 2003, Mr. Hensley was an audit partner at Ernst & Young LLP in Nashville, Tennessee. He served as an audit partner at Arthur Andersen LLP in Nashville, Tennessee from 1990 to 2002, and he was the office managing partner of the Nashville, Tennessee office of Arthur Andersen LLP from 1997 to July 2002. Mr. Hensley is currently the founder and an owner of a private publishing company and the principal owner of two real estate and rental property development companies, each of which is located in Destin, Florida. He also serves as a director of Advocat, Inc., a provider of long-term care services to nursing home patients and residents of assisted living facilities, COMSYS IT Partners, Inc., an information technology services company, and Spheris, Inc., a provider of medical transcription technology and services. Mr. Hensley holds a Master of Accountancy degree and a B.S. in Accounting from the University of Tennessee. Mr. Hensley is a certified public accountant.
Russell K. Mayerfeld, Age 53
Director Since 2006
     Russell K. Mayerfeld has served as one of the Company’s directors since February 2006. Mr. Mayerfeld has served as the managing member of Excelsus LLC, an advisory services firm, since 2004, and previously provided advisory services and was a private investor from April 2003 to March 2004. Mr. Mayerfeld was managing director, investment banking, of UBS LLC and its predecessors from May 1997 to April 2003, and managing director, investment banking, of Dean Witter Reynolds Inc. from 1988 to 1997. Mr. Mayerfeld also serves as a director of Fremont General Corporation, or FGC, a financial services holding company engaged in commercial and real estate lending, and Fremont Investment and Loan, a regulated subsidiary of FGC. Mr. Mayerfeld holds an M.B.A. from Harvard University and a B.S. in Accountancy from the University of Illinois.
Class I Directors (Terms Expire in 2009)
Bruce M. Fried, Age 57
Director Since 2006
     Bruce M. Fried has served as one of the company’s directors since June 2006. Mr. Fried has been a partner at the law firm of Sonnenschein Nath & Rosenthal LLP in their Washington, D.C. office since January 2003. From 1998 to January 2003, Mr. Fried was a partner at the law firm of Shaw Pittman LLP. Prior to returning to private law practice, Mr. Fried served in various capacities for the federal agency formerly known as the Health Care Finance Administration, or HCFA, now known as CMS, including as Director of HCFA’s Office of Managed Care. Mr. Fried counsels and represents health plans, physician organizations, hospital groups, and other healthcare organizations with regard to Medicare, Medicaid, HIPAA and other federal healthcare programs and policies. He also serves as a director of other civic and charitable organizations. Mr. Fried holds a J.D. from the University of Florida College of Law and a B.A. from the University of Florida.
Herbert A. Fritch, Age 56
Director Since 2005
     Herbert A. Fritch has served as the Chairman of the Board of Directors, President, and Chief Executive Officer of the Company and its predecessor, NewQuest, LLC, since the commencement of operations in September 2000. Beginning his career in 1973 as an actuary, Mr. Fritch has over 30 years of experience in the managed healthcare business. Prior to founding NewQuest, LLC, Mr. Fritch founded and served as president of North American Medical Management, Inc., or NAMM, an independent physician association management company, from 1991 to 1999. NAMM was acquired by PhyCor, Inc., a physician practice management company, in 1995. Mr. Fritch served as vice president of managed care for PhyCor following PhyCor’s acquisition of NAMM. Prior to founding NAMM, Mr. Fritch served as a regional vice president for Partners National Healthplans from 1988 to 1991, where he was responsible for the oversight of seven HMOs in the southern region. Mr. Fritch holds a B.A. in Mathematics from Carleton College. Mr. Fritch is a fellow of the Society of Actuaries and a member of the Academy of Actuaries.
Joseph P. Nolan, Age 42
Director Since 2005
     Joseph P. Nolan has served as one of the Company’s directors since March 2005. Mr. Nolan joined GTCR, which was the majority investor in our 2005 recapitalization transaction, in 1994 and became a principal in 1996. Mr. Nolan is currently the Head of the Healthcare Services Group of GTCR and a member of the firm’s administrative and investment committees. Mr. Nolan was previously a vice president in mergers and acquisitions with Dean Witter Reynolds Inc. Mr. Nolan was previously on the board of Province Healthcare Company and currently serves as a director of several private companies. Mr. Nolan holds an M.B.A. from the University of Chicago and a B.S. in Accountancy from the University of Illinois.

OTHER MATTERS
     We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the annual meeting. The persons named in the proxies will vote in accordance with the recommendation of the board of directors on any other matters incidental to the conduct of, or otherwise properly brought before, the annual meeting. The proxy contains discretionary authority for them to do so.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The audit committee has appointed KPMG LLP, who conducted our audit for 2006, as our independent registered public accounting firm for 2007. Representatives of KPMG LLP will attend our annual meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to your questions.
FEES BILLED TO THE COMPANY BY KPMG LLP DURING 2006 AND 2005
     Audit Fees. The aggregate audit fees and out-of-pocket expenses billed by KPMG LLP relating to the 2006 audit and quarterly reviews totaled $716,500 and for 2005 totaled $523,297. Audit fees include fees related to professional services rendered by KPMG LLP in connection with the audit of our annual consolidated financial statements and the review of our interim quarterly audited financial statements and fees for audit services provided by KPMG LLP in connection with statutory and regulatory filings of our HMO subsidiaries.
     Audit-Related Fees. The aggregate fees billed by KPMG LLP for products or services in 2006 related to our audit and other than those described above totaled $90,000, which was for services rendered by KPMG LLP in connection a secondary public offering of common stock in October 2006. The aggregate fees billed by KPMG LLP for products or services in 2005 related to our audit and other than those described above totaled $900,000, which related to our IPO.
     Tax Fees. There were no fees billed by KPMG LLP for professional services rendered for tax compliance, tax advice, or tax planning for 2006. We paid KPMG LLP $81,663 for such tax-related services in 2005.
     All Other Fees. The aggregate fees paid by us to KPMG LLP for other products or services totaled $15,000 for 2006, which related to due diligence assistance by KPMG LLP of financial statements of a potential acquisition candidate. There were no other fees billed to us by KPMG LLP for products or services in 2005.
     The board of directors has adopted a written charter for the audit committee that, among other things, requires the audit committee to pre-approve all audit and non-audit services (subject to permitted de minimis exceptions) to be performed for the Company by its independent registered public accounting firm, including the fees and terms thereof. If a request for these services is made between audit committee meetings, the audit committee has delegated the authority to the Chairman of the audit committee to approve such services and, in his absence or unavailability, to such other available audit committee member. Any decisions between meetings to pre-approve any services will be confirmed by the audit committee at its next scheduled meeting. All services performed for the Company by KPMG LLP in 2006 were pre-approved by the audit committee.

EXECUTIVE AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis
Overview of Executive Compensation Program
     Compensation Philosophy
     Our compensation program is designed generally to align executives’ actions with our business objectives, the goal of which is to improve financial and operating results and increase stockholder value while fairly and appropriately compensating our executives. Accordingly, it is the compensation committee’s philosophy to make a substantial portion of each executive officer’s compensation, both short- and long-term, contingent upon the Company’s performance. Our compensation philosophy for an executive officer also emphasizes flexibility in fully assessing the executive’s individual performance for the prior year, his or her projected role and responsibilities for the coming year, and his or her actual and potential impact on the successful execution of Company strategy. The compensation committee may also consider, among other factors, recommendations from our chief executive officer and any compensation consultants the compensation committee may engage, an officer’s prior compensation, experience, and professional status, negotiations relating to an executive’s initial hiring, total cash compensation, current equity holdings (including the fact that certain of our officers, including our chief executive officer, are significant stockholders), employment market conditions and compensation practices within our peer group (particularly our peers based in Nashville, Tennessee, the city where our named executive officers reside), and the vulnerability to recruitment by other companies and the difficulty and costs associated with replacing executive talent. In summary, the compensation committee strives to align executive and stockholder interests by making Company-wide and individual compensation decisions that reward performance and also appropriately reflect the unique contributions of each executive.
     Compensation Objectives
     The most significant components of our compensation program will be equity- and performance-based in order to align executive and stockholder interests. We must also, however, compensate executives on a competitive basis in order to attract and retain them.
     Each element of our executive compensation program is designed to simultaneously fulfill one or more of these retention, performance, and alignment compensation objectives. Our current executive compensation program consists primarily of three elements:
•	Base salary;

•	Annual, primarily cash-based, performance bonuses; and

•	Equity awards, typically stock options, subject to vesting over a period of several years.
     Base salary is designed to be reasonable and competitive within an appropriate peer group. The cash-based performance awards are structured to deliver value to our executives for achieving or exceeding annual financial targets that the Company believes drive stockholder value and stock price appreciation in particular. Equity awards are designed to deliver value to our executives with long-term stock price appreciation.
     Compensation Design and Mix
     Executive compensation decisions prior to 2007 were based primarily on the terms of written employment agreements and the board’s collective, but primarily subjective, assessment of executive compensation at other healthcare services companies of similar size. Our general pay positioning policy going forward is as follows:
•	We target base salary to be competitive with median (50th percentile) salary levels in an appropriate peer group; and

•	As we desire to reward above-average performance with above-average compensation, we target total compensation opportunities between the 50th percentile and the 75th percentile of our peer group.
     The process by which our compensation committee determined our peer group for 2007 is described below under “2007 Named Executive Officer Compensation.” The compensation committee will continue to examine and refine our peer group and collect peer group compensation data, based to the extent possible upon positions of comparable scope and complexity, in order to ensure our executive compensation is generally consistent with these benchmarks. In keeping with our flexible compensation philosophy, however, we do not support rigid adherence to compensatory formulas, and these benchmarks and the results of peer group compensation studies will be used by the compensation committee primarily as a reference. Accordingly, certain executives may be compensated below or above these benchmarks based on other factors as articulated above under “—Compensation Philosophy.”
     For similar reasons, with respect to compensation “mix,” we do not intend to adhere strictly to pre-set formulas for allocation between the three primary components of executive compensation. We generally believe approximately 25% to 75% of an executive’s compensation, typically increasing with levels of responsibility, should be performance- and equity-based, with the equity component comprising a substantial amount of the total direct compensation opportunities at the highest levels, including our chief executive, operating, and financial officers. We believe our emphasis on equity focuses our executives on long-term performance and is consistent with practices at our peer group companies. We also believe approximately 20% to 25% of total direct compensation opportunities of an executive’s compensation should be allocated to short-term cash performance bonus opportunities, reflecting our desire to reward and encourage the achievement of short-term business objectives and performance, which should also inure to the benefit of our stockholders.
     The following provides additional detail regarding the Company’s plans for performance-based compensation elements:
          • Annual Performance Bonus Opportunities. The compensation committee awards cash bonuses to named executive officers that are targeted as a percentage of base salary based on specific Company financial performance goals determined near the beginning of each year. To the extent deemed appropriate by the compensation committee, we will attempt in good faith to structure these awards to qualify as performance-based compensation that is not subject to the $1 million limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). To date, the impact of the Section 162(m) limitation has not been a material factor in decisions regarding executive compensation. The bonus opportunities are generally as set forth in the executive’s employment agreement or offer letter as a percentage of base salary and are subject to increase at the compensation committee’s discretion. The Company’s performance goals have historically been based primarily on earnings before interest, taxes, depreciation, and amortization (measured on a Company-wide basis), generally determined with reference to our budget and financial goals communicated to our investors. With respect to 2007, the executive officers’ targets are based primarily on earnings per share goals. We do not intend to publicly disclose the specific performance targets as they reflect competitive, sensitive information. We intend to approve “target” performance goals that are both attainable and practical based on a realistic estimate of our financial performance for the coming year, with maximum payouts tied to superior performance goals and no payouts for performance below a minimum threshold level. In our view, this will provide a bonus incentive for our named executive officers firmly aligned with stockholder interests. It is also our general goal to maintain consistency from year to year in the level of difficulty in achieving the financial performance goals under our bonus plan. As the many variables that ultimately determine our performance outcomes are subject to numerous risks and uncertainties, however, our actual performance, and corresponding payouts under our bonus plans, may be subject to a wide range of outcomes.
          • Long-Term Equity Incentives. Although we continue to evaluate the use of restricted shares, we currently expect that stock options will be the primary vehicle for long-term compensation to our executive officers over the next several years. These stock-based awards are awarded primarily to motivate the executives to improve stockholder value over an extended time horizon. Stock options also contribute to the competitiveness of our compensation packages and serve an important retention function. The compensation committee believes that long-term stock-based incentive compensation should provide only limited value in the event that our stock price fails to increase over time. We believe the utilization of stock options as our primary equity compensation vehicle fulfills this objective. The compensation committee determines the stock-based awards to the executive officers on a discretionary basis and takes into account, among other factors, the recommendations of the chief executive officer and any compensation consultants the compensation committee may engage, together with our targeted range for long-term stock based compensation as a percentage of total compensation and related survey benchmarks, prior equity grants and current equity holdings (including the fact that our chief executive officer is a significant stockholder), and relative equity ownership. To further the desired alignment of interests with our stockholders, we recently adopted stock ownership guidelines applicable to our named executive and other officers that are described below.
     Options that are currently outstanding are generally subject to time vesting over four years in equal annual increments on the anniversary date of such grants. It is the Company’s current policy that the annual executive officer equity awards be approved at the first regularly scheduled compensation committee meeting of the year, which is typically scheduled months in advance, to the extent practicable. We generally intend to make these awards effective as of the third trading day immediately following the date of the public release of earnings for the Company for the prior fiscal year. With respect to new hires, promotions, or other ad hoc awards, the policy is for equity awards to be effective as of the third trading day immediately following the date of the public release of earnings for the Company for the prior fiscal year or quarter end, as applicable, next following the compensation committee meeting approving the award. This policy applies to awards to all employees, not just our executive officers. Notwithstanding the foregoing, the compensation committee may make an exception to the general policies above when it determines an exception is in the best interest of the Company based on the recommendation of our chief executive officer. In the event of an exception to these policies, the compensation committee will seek to avoid making grants when senior management is in possession of favorable material non-public information, to the extent practicable, and will, in any event, consider the potential impact of such non-public information on our share price when determining the amount of the grant. For non-employee director grants, the effective date of the grant of the annual awards will be the date of the annual stockholders meeting. For non-employee directors appointed other than at the annual meeting, the effective date of grant will be the third trading day immediately following the date of the public release of earnings for the Company for the prior fiscal year or quarter end, as applicable, next following the date on which the director was appointed to the board. It is our policy and a requirement of our 2006 equity incentive plan, or the 2006 Plan, that option awards be granted with an exercise price equal to the closing price of our common stock on the date of grant.
     We have generally not, as a public company, imposed performance-based vesting restrictions with respect to equity awards to our named executive officers. The value of stock options, by their nature, are contingent upon the performance of the Company’s stock price. Although we have considered the merits of additional performance measures for vesting, we currently believe time-based stock option awards align the interests of our executives with those of our stockholders. Time-based vesting provides economic benefit only to the extent the employee maintains a business relationship with the Company and the four year vesting of these awards requires both long-term performance and stock price appreciation in order to realize significant value from these awards.
     In the event of a change in control, options under the 2006 Plan, other than options granted at the IPO (no automatic acceleration) and to Mr. Schub at the time of his hiring (automatic acceleration), are subject to so-called “double trigger” accelerated vesting (in other words, vesting that is contingent on the actual or constructive termination of the employee within twelve months following a change in control). In determining to provide double trigger vesting going forward, we considered that “automatic” acceleration provisions may serve as a deterrent to potential acquirers in light of the additional equity compensation likely required in order to retain management. On the other hand, the absence of any accelerated vesting provision could put us at a competitive disadvantage in our recruiting and retention efforts, as employees often consider equity upside opportunities in a change of control transaction a critical element of compensation. Additionally, the absence of an accelerated vesting provision provides no security that equity related consideration will be earned in the event the Company is sold or the subject of a “hostile” takeover and could impact an employee’s willingness to work through a merger transaction which could be beneficial to our stockholders.
     Compensation Process and Administration
     Prior to our IPO in February 2006, the functions now delegated to the compensation committee were performed by our board of directors. Named executive officer compensation for 2006, including contractual bonus opportunities, was, except with respect to Mr. Schub (who was hired after our IPO), generally determined prior to our IPO, in most cases pursuant to the terms of employment agreements executed in connection with the negotiations surrounding the recapitalization transaction that occurred in March 2005. For this reason, the compensation committee determined in 2006 to defer a comprehensive review of its compensation philosophies and programs to 2007. Our “named executive officers” for 2006 included Herbert A. Fritch, Jeffrey L. Rothenberger, Kevin M. McNamara, Craig S. Schub, and J. Gentry Barden. The specific compensation of our named executive officers for 2006 is provided below under the “Summary Compensation Table.”
     The compensation committee reviews on an annual basis the Company’s compensation policies to ensure that our named executive officers are rewarded appropriately for their contributions to the Company and that the overall compensation strategy supports the objectives of our organization, as well as stockholder interests. The compensation committee conducts this annual review as early as practicable each year. The Committee reviews “tally” sheets quantifying every aspect, current or contingent, of executive compensation as part of its annual compensation review. The compensation committee may also utilize the services of a compensation consultant when it deems appropriate. Input from senior managers may also be requested to assist the compensation consultants in understanding our business objectives and challenges, as well as customizing the peer compensation analysis to confirm our compensation benchmarks. In addition, the views and recommendations of the chief executive officer are solicited by the compensation committee with respect to named executive officer compensation (other than with respect to the chief executive officer) generally as part of the annual review process. These recommendations are considered by the compensation committee as an additional, but not determinative, factor in the final compensation decisions. The compensation committee intends to make all final decisions regarding executive compensation in meetings without the interested named executive officer present. Moreover, the compensation committee retains exclusive authority over the hiring of its compensation consultants and executive officer compensation decisions, and the compensation committee does not delegate the authority to make equity awards to any executive or other officer or employee.

2006 Named Executive Officer Compensation
     Base salaries for our named executive officers were generally established by the terms of employment agreements between the Company and the executives, other than for Mr. Barden who is not subject to an employment agreement. The employment agreements were negotiated prior to our IPO, except with respect to Mr. Schub whose agreement was negotiated and approved in connection with his hiring in April 2006. Mr. Barden’s salary was negotiated on an arms-length basis with the Company in connection with his hiring in 2005.
     The objective of cash bonus opportunities for 2006 was primarily to reward short-term performance and provide incentives for exceeding budgetary objectives. Bonus opportunities were targeted as a percentage of base salary, generally as set forth in the executive’s employment agreement. For 2006, these percentages were 100% for Mr. Fritch, 75% for Mr. Rothenberger, 75% for Mr. McNamara, 50% for Mr. Schub, and 50% for Mr. Barden. The specific financial performance goal was Company-wide earnings before interest, taxes, depreciation, and amortization or EBITDA, as set forth in the Company’s budget approved by the full board of directors at the beginning of the calendar year. In addition, the named executive officers were eligible for discretionary bonuses at the compensation committee’s election.
     For 2006, our named executive officers received bonuses pursuant to our annual bonus plan (reflected in the Summary Compensation Table under the column titled “Non-Equity Incentive Compensation”) and a discretionary bonus approved by the compensation committee (reflected in the Summary Compensation Table under the column titled “Bonus”). In determining to pay a discretionary bonus to our named executive officers for 2006, the compensation committee considered that the Company exceeded EBITDA targets established at the beginning of the year by 23%, as well as presentations and recommendations of our chief executive officer with respect to personal and strategic contributions and achievements of individual named executive officers and the Company. In reviewing and approving Mr. Fritch’s bonus compensation relating to 2006, the compensation committee also took into account the Company’s strategic achievements during the year, and the fact that the compensation committee believed Mr. Fritch’s salary, bonus, and total compensation were substantially below the median for CEOs of our peer group (based on the initial peer compensation analysis performed by the Hay Group, an independent consultant selected by the Compensation Committee), and awarded Mr. Fritch a bonus of approximately 125% of his targeted amount. Messrs. Rothenberger, McNamara, and Barden were paid 2006 bonuses equaling 133%, 133% and 128%, respectively, of their initial target bonus amounts, or 100%, 100%, and 64%, respectively, of their base salaries, primarily as a result of the Company exceeding its EBITDA target. Although Mr. Schub was employed for a portion of the year, he was paid 100% of his annualized target bonus, or 62% of his base salary since his start date, primarily as a result of the Company’s financial performance and his individual contributions to the Company in 2006. A portion of the 2006 bonus for our named executive officers (other than Mr. Fritch) was also in recognition of the Company’s intention to generally maintain management’s base salaries for 2007 at substantially the same level as 2006.
     For 2006, we also considered that our named executive officers, other than Mr. Schub, were already significant stockholders with a firm alignment of interests with our stockholders with respect to long-term value creation. As compensation for their efforts in connection with the successful IPO transaction, Messrs. Fritch, Rothenberger, and McNamara were each awarded options to purchase up to 100,000 shares, and Mr. Barden was awarded an option to purchase up to 75,000 shares, of the Company’s common stock at the price of $19.50 per share, the IPO price, pursuant to our 2006 Plan. Given their existing stakeholdings and IPO awards, and our desire to be efficient with equity in the year of our IPO, no other long-term equity awards were authorized for our named executive officers in connection with 2006 annual compensation packages, except that Mr. Schub was awarded an option to purchase up to 150,000 shares of common stock in connection with his hiring in April 2006. Each of the options awarded in 2006 vests over four years, 25% on each anniversary of the IPO, or, with respect to Mr. Schub, his employment start date. Mr. Schub’s option was priced at $17.15 per share, the closing price of the Company’s common stock on the NYSE on his start date.
2007 Named Executive Officer Compensation
     The compensation committee’s primary mission for 2007 was to evaluate our executive compensation programs and to refine and formalize our long-term compensation objectives and philosophy as we transition to a more mature public company. In performing this task, the compensation committee retained the Hay Group. Hay Group was selected by the compensation committee, in part, because of its national recognition as a compensation consulting firm and the fact that the compensation committee believed Hay Group was independent of conflicts with board members and management. Hay Group was asked to assist in formalizing our public company compensation philosophies, to perform a detailed peer compensation analysis, and to assist in the design of our performance-based short- and long-term compensation programs, including cash- and equity-based performance award opportunities. Both the compensation committee and Hay Group conducted interviews with senior executives as part of the review process to receive management perspectives on compensation programs and, in part, to assist in the design of the peer compensation analysis. Peer companies were selected, with the concurrence of the compensation committee, from within the managed care (including Medicare and Medicaid) industries and based primarily on revenue (generally within a range of one-half to double the Company’s revenue). The study also included other, sometimes larger, healthcare companies meeting the foregoing criteria based in Nashville with whom we compete for executive talent. The study focused primarily on public companies because of the lack of reliable data with respect to potentially similar private companies. The peer group included in the analysis was comprised of fourteen companies, including: Amerigroup Corporation, AmSurg Corp., Apria Healthcare Group Inc., Centene Corporation, Emergency Medical Services Corporation, Healthways, Inc., Lifepoint Hospitals, Inc., Magellan Health Services, Inc., Pediatrix Medical Group, Inc., Psychiatric Solutions, Inc., Sierra Health Services, Inc., United Surgical Partners International, Inc., Universal American Financial Corp., and WellCare Health Plans, Inc. The analysis reviewed the competitive pay practices, using the most recent publicly available proxy statement data, of the peer companies. Published and internal executive compensation surveys were also utilized by the Hay Group. Specific executive position matches within the peer group were based on the degree of comparability of the positions’ roles and responsibilities. Management was also consulted in order to establish appropriate position comparables. The compensation committee also requested Hay Group to make independent recommendations regarding design of the Company’s equity awards programs and non-employee director and “top 30 officer” compensation.
     Based on its review process, the compensation committee established the compensation objectives, philosophy, and program design described above under “Overview of Executive Compensation Program.” Based on the compensation committee’s assessment of our named executive officer compensation in light of these policies and programs, the committee made the following determinations regarding 2007 named executive officer compensation. Base salaries for our named executive officers remained the same as for 2006, except with respect to Mr. Fritch whose salary was increased to $800,000, primarily based on the compensation committee’s desire to be competitive within our peer group for CEO’s with comparable experience. The Committee also determined not to increase the target performance bonus amounts for our named executives from 2006 levels, but modified the format of the bonus plan to be based primarily on the achievement of 2007 earnings per share goals determined by reference to the Company’s budget previously approved by the full board of directors and by reference to publicly announced guidance to our investors. The earning per share goals were targeted on a sliding scale that allows for possible payouts of 50% to 125% of the target bonus amount based on actual 2007 earnings per share results. No bonus will be payable for results below a pre-determined earnings per share amount. Finally, based on management’s recommendations, and in light of equity-based awards made in early 2006 in connection with the Company’s IPO, the compensation committee did not grant annual long-term equity incentives to our named executive officers as part of the 2007 compensation program.
Change in Control; Termination Benefits
     We believe that reasonable and appropriate severance and change in control benefits are necessary in order to be competitive in our executive recruiting and retention efforts. These benefits are also the product of a generally competitive recruiting environment within our industry and as a result of our location in Nashville, Tennessee, which is home to numerous public and private healthcare companies. We also believe that a change in control arrangement will provide an executive security that will likely reduce the reluctance of an executive to pursue a change in control transaction that could be in the best interests of our stockholders and should discourage defections if faced with a hostile takeover attempt. Although we have not conducted a formal study, we believe severance and change in control arrangements are common benefits offered by employers competing for similar senior executive talent. Although the compensation committee receives this information as part of its review of annual tallies of total executive compensation (including contingent compensation), we do not typically consider the value of potential severance and change in control payments when assessing annual compensation, as these payouts are contingent and have a primary purpose unrelated to ordinary compensation matters and objectives. The compensation committee generally evaluates these potential payouts in light of their reasonableness during negotiations with a new hire and periodically in light of competitive market conditions.
     In light of the foregoing, we have entered into employment agreements with our named executive officers other than Mr. Barden. These agreements are further described below under “Employment Agreements.” These agreements generally provide for severance payments (including accrued obligations under our benefit plans) where the executive is terminated without “cause” or resigns for “good reason.” The same severance generally applies in the event the termination or resignation is in connection with or following a “change in control,” and these agreements do not provide for accelerated equity vesting or 280G or similar tax “gross-ups.” The employment agreements do not provide for severance in addition to accrued and unpaid salary or benefits in the event of retirement or termination as a result of death or disability. “Good reason” generally means decreases in compensation, certain demotions in responsibilities, or relocation requirements, while “cause” generally means conviction of a felony or a crime involving moral turpitude or the commission of any act or omission involving material dishonesty or fraud with respect to the Company, reporting to work under the influence or the use of illegal drugs, repeated conduct causing the Company substantial public disgrace or economic harm, the material and repeated failure to perform duties as reasonably directed by the board, or breach of fiduciary duty or engaging in gross negligence or willful misconduct with respect to the Company.

     Severance consisting of the executive’s then current base salary is paid in equal monthly installments for a period of twelve months following termination. In addition, health or other employee benefits (other than bonus and incentive compensation benefits) generally continue for a period of twelve months following an executive’s termination to the extent permitted by the applicable plans and law. The employment agreements also provide that in the event the payment of any severance amounts payable pursuant to the employment agreements within six months of the date of the applicable executive’s termination of employment would cause such executive to incur any additional tax under Section 409A of the Code, then payment of such amounts will be delayed until the date that is six months following such executive’s termination date.
     The currently outstanding and unvested option awards to our named executive officers do not generally vest or otherwise become exercisable in connection with an executive’s termination or a change in control of the Company, except for Mr. Schub’s options and Mr. Barden’s pre-IPO options. However, the outstanding options will vest in full in the event a named executive officer dies or becomes permanently disabled, or in the event the executive elects normal or early retirement (as defined below). “Early retirement” means retirement, for purposes of the 2006 Plan with the express consent of the Company at or before the time of such retirement, from active employment with the Company prior to age sixty-five (65), in accordance with any applicable early retirement policy of the Company then in effect. “Normal retirement” means retirement from active employment with the Company on or after age sixty-five (65). In addition, we implemented a policy of double-trigger acceleration provisions for equity awards made since June 2006, which also applies to future named executive officer grants. Additionally, restrictions with respect to Mr. McNamara’s restricted stock purchased in 2005 lapse upon a change in control.
     Tables showing the potential payments and benefits under these employment agreements upon the termination of our named executive officers are provided below under “Potential Payments Upon Termination or Change in Control.”
     Each named executive officer party to an employment agreement has agreed to limitations on his ability to disclose confidential information relating to us and acknowledges that all discoveries, inventions, methods and other work product relating to his employment belong to us. Also, during the eighteen-month period (or twelve-month period with regard to Mr. Schub) following a named executive’s termination of employment, he has, in general, agreed not to engage in any manner of business engaged in by us in the United States. Furthermore, during the applicable non-compete period, the executive has agreed not to solicit our customers, suppliers, or other business relations or solicit or hire our employees.
     The foregoing summaries are qualified in their entireties by reference to the complete texts of the employment agreements previously filed by the Company with the SEC.
Retirement Plans
     We match contributions by our named executive officers to our 401(k) plan up to the maximum amount permitted under the Code.
Perquisites and Other Benefits
     The Company does not generally provide material perquisites that are not, in the compensation committee’s view, integrally and directly related to the executive’s duties. Nor does the Company otherwise maintain retirement, “top hat” or deferred compensation programs for executives other than participation in the Company’s 401(k) plan as described above. Although we have no formal relocation policy for new hires, we will on occasion agree to reimbursement of certain relocation costs as part of a negotiation for an executive based on the particular facts and circumstances of the negotiation. Senior management also participates in our other broad-based benefit programs available to our salaried employees including health, dental and life insurance programs. The Company also has a self-funded short-term disability policy for its executives. Except as otherwise discussed herein, other welfare and employee-benefit programs are generally the same for all eligible Company employees, including our executive officers, with some variation as required by local laws with respect to employees of our subsidiaries.
Stock Ownership Guidelines
     The compensation committee believes that it should be the responsibility of officers of the Company to take actions designed to achieve long-term stockholder value. In furtherance of this goal and the board’s objective of adopting relevant and sound corporate governance policies, the Company expects each senior officer to demonstrate a long-term commitment to the Company and to the Company’s stockholders by acquiring and holding a meaningful investment in the Company’s common stock. Therefore, the compensation committee, at the recommendation of management and its compensation consultants, has established specific ownership guidelines for certain of the Company’s officers (currently 22 persons), generally as follows: (i) the Company’s Chief Executive Officer is required to own and maintain stock with a current market value equal to five times his annual base salary; (ii) each senior officer, including each of the other named executive officers, is required to own stock with a current market value equal to three times his or her annual base salary; and (iii) certain other officers are required to own stock with a current market value equal to one times his or her annual base salary. Although each officer is encouraged to achieve his or her requisite ownership levels as quickly as possible, the compensation committee has provided for a phase-in of the requirements over a period of five years from the date the applicable guidelines are effective for each officer or such relevant promotion thereafter. The compensation committee may allow waivers to these guidelines in certain limited instances where these guidelines would place a severe hardship on the officer or prevent compliance with a court order.
Accounting and Tax Matters
     Given the three-year transitional rule under Section 162(m) of the Code as newly public company with respect to our 2006 Plan adopted prior to our IPO, any compensation deemed paid to an officer when he or she exercises an outstanding option under the 2006 Plan granted prior to the end of the transition period with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation, which will not be subject to the $1 million limitation under Section 162(m) of the Code. In addition, because the amount and mix of individual compensation are based on competitive and other considerations in addition to Company and individual performance in accordance with our flexible compensation philosophy, executive officer compensation that is not performance-based (as qualified under Section 162(m)) may exceed $1.0 million in a given year. Although we will consider the tax, accounting and disclosure implications of its compensation decisions under the applicable rules and regulations, including SFAS 123(R) and Section 162(m), the compensation committee believes its primary focus should be to attract, retain, and motivate executives and to align the executives’ interests with those of the Company’s stakeholders. Accordingly, we do not presently consider the tax, accounting,or disclosure consequences to be guiding factors in the present design of our executive compensation packages.
     We operate our compensation programs with the good faith intention of complying with Section 409A of the Code. Effective January 1, 2006, the Company began accounting for stock-based payments with respect to its long-term equity incentive award programs in accordance with the requirements of SFAS 123(R).
Conclusion
     The compensation committee’s compensation philosophy for an executive officer is intended align the executive’s interests with those of our stockholders, while providing the committee the flexibility to individualize compensation to reflect the unique contributions and circumstances of each of our executive officers. The primary goals of our executive compensation program are to be competitive within our self-constructed peer group and to utilize various components of compensation intended to promote our compensation objectives. We believe our executive compensation programs and policies effectively promote our compensation and corporate objectives and, most importantly, the long-term value and health of the Company.
Compensation Committee Report On Executive Compensation
     The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management and, based on such review, has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K.
Submitted by the Compensation
Committee of the Board of Directors,
Martin S. Rash (Chair)
Robert Z. Hensley
Joseph P. Nolan

Summary Compensation Table
     As reflected in the Summary Compensation Table below and in the “Grants of Plan-Based Awards in 2006” table, the primary components of the Company’s 2006 compensation programs were cash compensation, consisting of a mix of base salary and cash bonus compensation, and equity incentive compensation, consisting of stock options with time-based vesting. Generally, cash bonus compensation for 2006 (reflected in the Summary Compensation Table under the columns titled “Bonus” and “Non-Equity Incentive Plan Compensation”) for executive officers ranged from approximately 22% to 47% of total compensation, and the value of equity awards (reflected in the Summary Compensation Table under the columns titled “Stock Awards” and “Option Awards”), based on the financial statement reporting value for 2006 under SFAS 123(R), for executive officers ranged from approximately 14% to 36% of the total direct compensation for 2006. For a more detailed discussion of each of these components and explanation of how the level of each of these elements of compensation is generally determined in relation to an executive’s total compensation, see “—Compensation Discussion and Analysis — Overview of Executive Compensation Program — Compensation Design and Mix.”
     The following table sets forth certain summary information for the year ended December 31, 2006 with respect to the compensation awarded to, earned by, or paid to our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers. We refer to these executive officers in this proxy statement as the “named executive officers.”

							Non-Equity
							Incentive
						Option	Plan	All Other
Name and					Stock	Awards	Compensation	Compensation
Principal Position	Year		Salary ($) (1)	Bonus ($) (2)	Awards ($)	($) (3)	($) (4)	($) (5)	Total ($)
Herbert A. Fritch	2006		550,000	137,000	—	201,740	550,000	7,700	1,446,440
President & Chief Executive Officer
Kevin M. McNamara	2006		375,000	93,750	172,382 (6)	201,740	281,250	7,700	1,131,822
Executive Vice President and Chief Financial Officer
Jeffrey L. Rothenberger (7)	2006		425,000	106,250	—	201,740	318,750	7,700	1,059,440
Executive Vice President and Chief Operating Officer
Craig S. Schub	2006	(8)	201,818	24,100	—	209,872	100,900	39,438	576,128
Senior Vice President and Chief Marketing Officer
J. Gentry Barden	2006		235,000	32,500	—	172,278	117,500	7,700	564,978
Senior Vice President, Corporate General Counsel and Secretary

(1)	Includes amounts deferred under our 401(k) savings plan.

(2)	Represents the discretionary element of the 2006 cash-based performance bonus program as more fully described above under “—Compensation Discussion and Analysis — 2006 Named Executive Officer Compensation.”

(3)	The amounts shown in this column represent the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R) (calculated, per the SEC rules, without consideration of the impact of estimated forfeitures related to service-based vesting conditions). Assumptions used in the calculation of these amounts are described in Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K, or 2006 Form 10-K, that was filed with the SEC on March 14, 2007.

(4)	The amounts shown in this column reflect the non-discretionary portion of the annual cash-based performance bonus program earned by each of the named executive officers pursuant to the Company’s 2006 management incentive plan, which is discussed in further detail under “—Compensation Discussion and Analysis — 2006 Named Executive Officer Compensation.” The potential payouts under this plan at the time the plan was established in 2006 are provided below under “Grants of Plan-Based Awards in 2006.”

(5)	All other compensation includes Company matching contributions to our 401(k) savings plan and, for Mr. Schub, reimbursement for moving and relocation expenses of $39,438. All other compensation reflected in the table does not include the value of other personal benefits, if any, furnished by the Company or for which it reimburses the named executive officers, unless the value of such benefits in total exceeds $10,000.

(6)	The amount shown in this column represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 relating to the vesting of restricted shares of common stock purchased by Mr. McNamara in 2005. Assumptions used in the calculation of these amounts are described in Note 10 to the Company’s audited financial statements included in the 2006 Form 10-K.

(7)	Retired effective as of April 30, 2007.

(8)	Mr. Schub joined the Company in April 2006.

Employment Agreements
     We have entered into employment agreements with each of our named executive officers other than Mr. Barden. The employment agreements provide for minimum annual base salaries and eligibility for an annual bonus (based on a percentage of each executive’s base salary) based on annual budgetary and other objectives determined by the board of directors or compensation committee, and each executive is entitled to any other benefits made available by us to other senior executives. Each executive’s employment will continue until his resignation with or without good reason, or his disability or death, or termination of employment with or without cause, and these agreements provide for severance benefits upon termination under certain circumstances.
     These agreements are described in more detail above under “—Compensation Discussion and Analysis — Change in Control; Termination Benefits.” The potential payouts under these agreements in connection with the termination of these executives is provided below under “—Potential Payments Upon Termination or Change in Control.”
Grants of Plan-Based Awards in 2006
     The following table summarizes grants of plan-based awards made to our named executive officers in 2006.

		Estimated Possible
		Payouts			Grant
		Under Non-Equity	All Other Option	Exercise or	Date
		Incentive	Awards: Number of	Base Price	Fair Value
		Plan Awards	Securities Underlying	of Option	of Option
Name	Grant Date	Target ($) (1)	Options (#)	Awards ($/Sh)	Awards ($) (2)
Herbert A. Fritch	2/02/2006	—	100,000	19.50	812,094
	N/A	550,000	—	—	—
Kevin M. McNamara	2/02/2006	—	100,000	19.50	812,094
	N/A	281,250	—	—	—
Jeffrey L. Rothenberger	2/02/2006	—	100,000	19.50	812,094
	N/A	318,750	—	—	—
Craig S. Schub	4/17/2006	—	150,000	17.15	1,087,122
	N/A	100,900	—	—	—
J. Gentry Barden	2/02/2006	—	75,000	19.50	609,071
	N/A	117,500	—	—	—

(1)	The amounts shown in the “Target” column reflect the amounts that each of the named executive officers could have earned for the fiscal year ended December 31, 2006 pursuant to the non-discretionary portion of the Company’s 2006 management incentive plan, which is discussed in further detail in “—Compensation Discussion and Analysis — 2006 Named Executive Officer Compensation.” These bonuses were not subject to an over/underachievement scale at the time of grant. The amounts actually awarded to each of the named executive officers are reflected in “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” The discretionary portion of the 2006 bonuses are reflected under the “Bonus” column.

(2)	The amounts shown in this column represent the grant date fair value for financial statement reporting purposes in accordance with SFAS 123(R). Assumptions used in the calculation of these amounts are described in Note 10 to the Company’s audited financial statements included in the 2006 Form 10-K.

Outstanding Equity Awards at 2006 Fiscal Year-End
     The following table summarizes the number of outstanding equity awards held by each of our named executive officers as of December 31, 2006.

	Option Awards					Stock Awards
	Number of	Number of				Number of
	Securities	Securities				Shares or
	Underlying	Underlying				Units of	Market Value of
	Unexercised	Unexercised	Option		Option	Stock That	Shares or Units of
	Options -	Options -	Exercise	Option	Expiration	Have Not	Stock That Have
Name	Exercisable (#)	Unexercisable (#)	Price ($) (1)	Grant Date	Date (2)	Vested (#) (3)	Not Vested ($) (4)
Herbert A. Fritch	—	100,000	19.50	2/02/2006	2/02/2016	—	—
Kevin M. McNamara	—	100,000	19.50	2/02/2006	2/02/2016	291,680	5,935,688
Jeffrey L. Rothenberger	—	100,000	19.50	2/02/2006	2/02/2016	—	—
Craig S. Schub	—	150,000	17.15	4/17/2006	4/17/2016	—	—
J. Gentry Barden	21,250	53,750	2.50	9/19/2005	9/19/2015	—	—
	—	75,000	19.50	2/02/2006	2/02/2016	—	—

(1)	The exercise price is equal to the fair market value on the date of grant, which under our 2006 Plan is the closing price of the common stock on the NYSE on the date of grant. The exercise price for Mr. Barden’s option granted September 19, 2005 was determined by the board of directors as the fair market value on the date of grant, prior to there being a public trading market for the Company’s common stock.

(2)	The options granted to the named executive officers vest 25% per year on the anniversary of the applicable grant date, other than the options granted to Mr. Barden in 2005, which vested 20% on the first anniversary of the grant date and 1.67% per month thereafter.

(3)	The restrictions relating to Mr. McNamara’s restricted shares lapsed 25% on April 18, 2006, and lapse at a rate of 2.08% per month thereafter.

(4)	The market value of shares was calculated using the year-end closing price of $20.35 as reported on the NYSE.
Option Exercises and Stock Vested in 2006
     The following table sets forth information regarding the vesting of restricted stock awards during the year ended December 31, 2006 for the named executive officers, as applicable. None of our named executive officers exercised options during 2006.

Stock Awards
Number
	of Shares	Value
	Acquired	Realized on
Name	on Vesting (#)	Vesting ($)
Herbert A. Fritch	—	—
Kevin M. McNamara	208,320	3,733,706 (1)
Jeffrey L. Rothenberger	—	—
Craig S. Schub	—	—
J. Gentry Barden	—	—

(1)	The value realized upon the vesting of restricted shares shown in the table is calculated based upon the closing price of our common stock on the NYSE on the applicable vesting dates (ranging from $16.74 to $20.35) over Mr. McNamara’s original cost for such shares.

Potential Payments Upon Termination or Change in Control
     The following tables show the estimated amount of potential payments, as well as the estimated value of continuing benefits, assuming the named executive officer’s employment terminated effective December 31, 2006 and based on compensation and benefit levels in effect on December 31, 2006. Because of the numerous factors involved in estimating these amounts, the actual benefits and amounts payable can only be determined at the time of an executive’s termination from the Company.
Herbert A. Fritch

			Involuntary
			Termination			Termination
			Without Cause			Following a
Executive Benefits and	Voluntary		or Termination	For Cause	Change in	Change in
Payments Upon Separation	Termination	Retirement	for Good Reason	Termination	Control (1)	Control	Disability	Death
Cash Severance (2)	—	—	550,000	—	—	550,000	—	—
Accelerated Vesting of Options (3)	—	85,000	—	—	—	—	85,000	85,000
Continuation of Insurance Benefits (4)	—	—	19,341	—	—	19,341	—	—

(1)	The board of directors has discretion to accelerate the vesting of options in the event of a change in control.

(2)	The cash severance entitlement is described under “—Compensation Discussion and Analysis — Change in Control; Termination Benefits.” Severance payments are calculated by reference to base salary only.

(3)	Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 29, 2006 ($20.35 per share as reported on the NYSE) and the exercise price of in-the-money unvested stock options.

(4)	Reflects the present value of the medical and other insurance premiums the executive would be entitled to following the termination date. Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2006 and the related premiums in effect on such date.
Kevin M. McNamara

			Involuntary
			Termination			Termination
			Without Cause			Following a
Executive Benefits and	Voluntary		or Termination	For Cause	Change in	Change in
Payments Upon Separation	Termination	Retirement	for Good Reason	Termination	Control (1)	Control	Disability	Death
Cash Severance (2)	—	—	375,000	—	—	375,000	—	—
Accelerated Vesting of Options (3)	—	85,000	—	—	—	—	85,000	85,000
Accelerated Vesting of Restricted Stock (3)	—	—	—	—	5,935,688	—	—	—
Continuation of Insurance Benefits (4)	—	—	19,341	—	—	19,341	—	—

(1)	The board of directors has discretion to accelerate the vesting of options in the event of a change in control.

(2)	The cash severance entitlement is described under “—Compensation Discussion and Analysis — Change in Control; Termination Benefits.” Severance payments are calculated by reference to base salary only.

(3)	Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 29, 2006 ($20.35 per share as reported on the NYSE) and the exercise price of in-the-money unvested stock options. The closing market price on December 29, 2006 is also used to calculate accelerated vesting of restricted stock amounts upon a change in control of the Company, regardless whether Mr. McNamara’s employment is terminated in connection therewith. The amount shown in the table is inclusive of the amount paid by Mr. McNamara for his restricted shares.

(4)	Reflects the present value of the medical and other insurance premiums the executive would be entitled to following the termination date. Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2006 and the related premiums in effect on such date.

Jeffrey L. Rothenberger

			Involuntary
			Termination			Termination
			Without Cause			Following a
Executive Benefits and	Voluntary		or Termination	For Cause	Change in	Change in
Payments Upon Separation	Termination	Retirement	for Good Reason	Termination	Control (1)	Control	Disability	Death
Cash Severance (2)	—	—	425,000	—	—	425,000	—	—
Accelerated Vesting of Options (3)	—	85,000	—	—	—	—	85,000	85,000
Continuation of Insurance Benefits (4)	—	—	19,341	—	—	19,341	—	—

(1)	The board of directors has discretion to accelerate the vesting of options in the event of a change in control.

(2)	The cash severance entitlement is described under “—Compensation Discussion and Analysis — Change in Control; Termination Benefits.” Severance payments are calculated by reference to base salary only.

(3)	Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 29, 2006 ($20.35 per share as reported on the NYSE) and the exercise price of in-the-money unvested stock options.

(4)	Reflects the present value of the medical and other insurance premiums the executive would be entitled to following the termination date. Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2006 and the related premiums in effect on such date.
Craig S. Schub

			Involuntary
			Termination			Termination
			Without Cause			Following a
Executive Benefits and	Voluntary		or Termination	For Cause	Change in	Change in
Payments Upon Separation	Termination	Retirement	for Good Reason	Termination	Control (1)	Control	Disability	Death
Cash Severance (1)	—	—	250,000	—	—	250,000	—	—
Accelerated Vesting of Options (2)	—	480,000	—	—	480,000	—	480,000	480,000
Continuation of Insurance Benefits (3)	—	—	19,341	—	—	19,341	—	—

(1)	The cash severance entitlement is described under “—Compensation Discussion and Analysis — Change in Control; Termination Benefits.” Severance payments are calculated by reference to base salary only.

(2)	Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 29, 2006 ($20.35 per share as reported on the NYSE) and the exercise price of in-the-money unvested stock options. Mr. Schub’s options vest and become immediately exercisable upon a change in control of the Company, regardless whether Mr. Schub’s employment is terminated in connection therewith.

(3)	Reflects the present value of the medical and other insurance premiums the executive would be entitled to following the termination date. Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2006 and the related premiums in effect on such date.
J. Gentry Barden
     Mr. Barden is not subject to an employment agreement with us and we do not have any formal severance policies for employees that do not have employment agreements with us. Accordingly, we have not provided a table with respect to Mr. Barden. The vesting of Mr. Barden’s stock options awarded in 2005, prior to the IPO, would accelerate upon a change in control of the Company, regardless whether Mr. Barden’s employment is terminated in connection therewith. The value attributable to the accelerated vesting of this option grant, as of December 31, 2006, would have been $959,438, calculated as the difference between the closing market price of our common stock on December 29, 2006 ($20.35 per share as reported on the NYSE) and the exercise price of his unvested stock options as of such date. In addition, Mr. Barden’s stock options granted in 2006 in connection with the IPO would vest in full upon his death, disability, or retirement. The value attributable to the accelerated vesting of this option grant, as of December 31, 2006, would have been $63,750.

Non-Employee Director Compensation
     The Company uses a combination of cash and stock-based incentive compensation to compensate the non-employee members of the board of directors for their efforts on behalf of the Company and its stockholders. In determining non-employee director compensation, the Company evaluates the requirements for attracting and retaining qualified individuals, the amount of time expended by the directors in fulfilling their duties, and the individual contributions of members who agree to serve on committees, including those willing to serve as chairpersons. The compensation policy for our non-employee directors for 2006 was developed in connection with our IPO and designed to fairly pay our directors for work required for a company of our size and scope and complexity, to be competitive within an appropriate peer group, and to incorporate an equity component to align our directors’ interests with the long-term interests of our stockholders.
     For 2006, we provided compensation to our non-employee directors for their services as follows:
•	Annual cash retainers (pro rated for partial-year service) of $25,000. The audit committee chair was paid an additional $10,000 annual retainer and each chair of the other standing committees received an additional annual retainer of $5,000. Non-chair directors received additional annual retainers of $5,000 and $2,500, respectively, for service on the audit committee or another standing committee of the board. In addition, non-employee directors received meeting fees of $2,500 per regularly scheduled quarterly meeting for in-person attendance, $1,000 per committee meeting (when not in conjunction with a regularly scheduled quarterly meeting of the board) or other special board of directors meeting for in-person attendance, and $500 per meeting for telephone participation.

•	The Company awarded equity compensation under the 2006 Plan consisting of restricted stock awards, subject to one year vesting, of 2,500 shares of restricted common stock upon the IPO and initial election to the board and 1,500 shares of restricted common stock at the 2006 annual meeting of stockholders where directorship continued following the meeting; provided, that in lieu of receiving 1,500 shares of restricted stock at the annual meeting the non-employee directors designated by GTCR received cash in an amount equal to the market value of the restricted stock that would otherwise have been issued to them.
     Messrs. Nolan and Timm, the designees of GTCR, pass their cash directors’ fees through to investment funds affiliated with GTCR consistent with their internal governance and conflicts requirements. Mr. Fried passes through his cash director fees to his law firm pursuant to internal governance and conflicts requirements. In addition, non-employee directors are reimbursed for reasonable expenses incurred to attend board and committee meetings and other company-related business meetings if a board member’s presence is requested, as well as director education programs. Mr. Fritch, who is a director and an employee, received no additional compensation for his services as a director for 2006.
     The compensation committee is currently working with Hay Group, our independent compensation consultants, on a recommendation for our full board to consider increasing non-employee director compensation in 2007.
2006 Director Compensation Table
     The following table summarizes the compensation paid with respect to the fiscal year ended December 31, 2006 to each of the Company’s non-employee directors:

	Fees Earned or		All Other
	Paid in Cash	Stock Awards	Compensation
Name	($) (1)	($) (2)	($)	Total ($)
Robert Z. Hensley	$68,000	$58,708	—	$126,708
Russell K. Mayerfeld	$61,667	$58,708	—	$120,375
Joseph P. Nolan (3)	$52,000	$44,476	$24,855	$121,331
Martin S. Rash	$55,333	$58,708	—	$114,041
Daniel L. Timm (3)	$55,000	$44,476	$24,855	$124,331
Bruce M. Fried (4)	$41,500	$23,720	—	$65,220

(1)	Consists of annual and committee retainers and meeting fees as described above.

(2)	The amounts shown in this column represent the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006. Assumptions used in the calculation of these amounts are described in Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K. The grant date fair value of the individual restricted stock awards granted in 2006 as described above under “Non-Employee Director Compensation” was $44,476 for the IPO grants, $14,213 for the annual grants, and $23,710 for the award granted to Mr. Fried upon his initial election to the board at the 2006 annual meeting of stockholders. As of December 31, 2006, the aggregate number of restricted shares outstanding for each of the Company’s outside directors was as follows: Mr. Hensley — 4,000, Mr. Mayerfeld — 4,000, Mr. Nolan — 2,500, Mr. Rash — 4,000, Mr. Timm — 2,500, and Mr. Fried — 2,500.

(3)	The cash compensation Mr. Nolan and Mr. Timm receive for their services on the board of directors is paid directly to GTCR in accordance with the terms of GTCR’s internal requirements. All other compensation for Messrs. Nolan and Timm consists of cash compensation equal to the market value of 1,500 shares of restricted stock on June 6, 2006 awarded to the other non-employee directors, which was also passed through to GTCR.

(4)	The cash compensation Mr. Fried received for his services on the board of directors is paid directly to his law firm in accordance with such firm’s internal requirements.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Except as addressed in our Code of Business Conduct and Ethics, we do not have a separate written policy specific to related party transactions as generally defined in Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934. Related parties of the Company for these purposes include our directors, executive officers, certain of our stockholders and the immediate family members, and certain affiliated entities, of any of these three groups. The board of directors is responsible for reviewing and approving all related party transactions and has established certain procedures relating to the approval of such transactions. The board generally delegates the decisions to approve or ratify related party transactions to the audit or nominating and corporate governance committees as it deems appropriate. Interested directors do not participate in the deliberations or decisions relating to the approval of related party transactions. Our Code of Business Conduct and Ethics generally prohibits outside financial interests that might conflict with the Company’s interests and requires all directors, executive officers and employees who may have a potential or apparent conflict of interest to notify the Company’s compliance officer. To help identify related party transactions, we also require our directors and executive officers to complete director and officer questionnaires each year listing any transactions with us in which the director, executive officer, or their immediate family members or affiliated entities have an interest.
     We review all related party transactions for a potential conflict of interest and, in connection therewith, consider all information and facts available and deemed relevant to the board or applicable committee regarding the transaction. It is the policy of the Company that related party transactions be on terms not less favorable to the Company than it could obtain from unaffiliated third parties.
     Since the beginning of the last fiscal year, we are aware of no related party transactions between us and any of our directors, executive officers, 5% stockholders or their family members which require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information regarding the beneficial ownership of our common stock as of April 10, 2007, for:
•	each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each of our current directors and director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.
     The percentages of shares outstanding provided in the tables are based on 57,327,632 shares of common stock outstanding as of April 10, 2007. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The address of each of our directors and executive officers listed below is c/o HealthSpring, Inc., 44 Vantage Way, Suite 300, Nashville, Tennessee 37228.

Name of Beneficial Owner	Number of Shares (1)		Percent
Named Executive Officers:
Herbert A. Fritch	5,783,291	(2)	10.1%
Jeffrey L. Rothenberger	466,561	(3)	*
Kevin M. McNamara	571,187	(4)	*
Craig S. Schub	37,500		*
J. Gentry Barden	55,467		*
Directors (including Nominee):
Bruce M. Fried	3,750	(5)	*
Robert Z. Hensley	5,000	(6)	*
Sharad Mansukani, M.D. (nominee)	—		—
Russell K. Mayerfeld	4,000	(6)(7)	*
Joseph P. Nolan	2,667,535	(8)	4.7%
Martin S. Rash	96,174	(6)	*
Daniel L. Timm	2,500		*
Executive officers and directors (including nominees) as a group (15 persons)	9,802,904	(9)	17.0%
Other 5% Stockholders:
FMR Corp.	4,299,900	(10)	7.5%
Perry Corp.	5,280,000	(11)	9.2%

*	Less than one percent.

(1)	Includes shares attributable to shares of common stock not outstanding but subject to currently exercisable options (as well as those options which will become exercisable within 60 days of April 10, 2007) as follows: Mr. Fritch — 25,000 shares; Mr. Rothenberger — 25,000 shares; Mr. McNamara — 25,000 shares; Mr. Schub — 37,500 shares; Mr. Barden — 46,250 shares; and all directors and executive officers as a group — 168,750 shares.

(2)	Includes 942,077 shares held by certain trusts for the benefit of Mr. Fritch’s children and step-children, of which a third party serves as the trustee. Mr. Fritch disclaims beneficial ownership of, and any pecuniary interest in, these securities.

(3)	Includes 122,532 shares held by certain trusts for the benefit of Mr. Rothenberger’s children, of which his spouse is the trustee.

(4)	Includes 6,072 shares held by certain trusts for the benefit of Mr. McNamara’s children, of which his brother is the trustee. Includes 260,435 shares of restricted stock, for which the restrictions have not lapsed.

(5)	Includes 2,500 restricted shares issued under the 2006 Plan for which the restrictions have not lapsed.

(6)	Includes 1,500 restricted shares issued under the 2006 Plan for which the restrictions have not lapsed.

(7)	Does not include shares owned by GTCR Co-Invest II, L.P., or Co-Invest II. Mr. Mayerfeld owns an interest in Co-Invest II but does not have voting or dispositive authority over the shares of the Company owned or deemed to be owned by Co-Invest II. Mr. Mayerfeld disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such shares.

(8)	Includes the aggregate interests held by GTCR Fund VIII, L.P., or Fund VIII, GTCR Fund VIII/B, L.P., or Fund VIII/B, and Co-Invest II (collectively, the “GTCR Funds”). The address of each such entity is c/o GTCR Golder Rauner, L.L.C., 6100 Sears Tower, Chicago, Illinois 60606. GTCR Golder Rauner II, L.L.C., or GTCR II, is the general partner of GTCR Partners VIII, L.P., or Partners VIII, and Co-Invest II. Partners VIII is the general partner of Fund VIII and Fund VIII/B. GTCR II, through a six-person members committee (consisting of Mr. Nolan, Collin E. Roche, Philip A. Canfield, David A. Donnini, Edgar D. Jannotta, Jr. and Bruce V. Rauner (collectively, the “Managers”), with Mr. Rauner as the managing member), has voting and dispositive authority over the shares held by the GTCR Funds, and therefore beneficially owns such shares. Decisions of the members committee with respect to the voting and disposition of the shares are made by a vote of not less than one-half of the Managers and the affirmative vote of the managing member and, as a result, no single Manager has voting or dispositive authority over the shares. Each of the Managers are principals of GTCR II, and each of them disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. The address of each such person is c/o GTCR Golder Rauner, L.L.C., 6100 Sears Tower, Chicago, Illinois 60606.

(9)	Includes 267,435 restricted shares for which the restrictions have not lapsed. See footnotes (4), (5), and (6).

(10)	Based upon information as of December 31, 2006 set forth in stockholder’s Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(11)	Based upon information as of December 31, 2006 set forth in stockholder’s Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007. The address for Perry Corp. is 599 Lexington Avenue, New York, New York 10022.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater than ten-percent stockholders to file initial reports of ownership and reports of changes in ownership of any of our securities with the SEC, the NYSE, and us. Based solely upon the copies of Section 16(a) reports that we have received from such persons for their transactions in 2006 and written representations to the Company that we have received from such persons that no other reports were required, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such directors, executive officers and greater than ten-percent beneficial owners for 2006.
Nashville, Tennessee
May 2, 2007

ANNUAL MEETING OF STOCKHOLDERS OF
HEALTHSPRING, INC.
June 6, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
âPlease detach along perforated line and mail in the envelope provided.â
■ 20200000000000001000     5          060607

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Proposal to elect the following nominees as Class II directors to serve three year terms or until their respective successors have been duly elected and qualified:
NOMINEES:

☐	FOR ALL NOMINEES	O	Martin S. Rash
		O	Sharad Mansukani

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

2.	In the discretion of the proxies, on any other matter incident to the conduct of the Annual Meeting or that may properly come before the Annual Meeting and any postponement or adjournment thereof.
The undersigned hereby acknowledges receipt of a Notice of Annual Meeting, a Proxy Statement for the Annual Meeting and the 2006 Annual Report, prior to the signing of this proxy. All of the proposals set forth hereon are more fully described in the Proxy Statement.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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HEALTHSPRING, INC.
44 Vantage Way, Suite 300
Nashville, Tennessee 37228
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
HEALTHSPRING, INC. FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE
HELD ON JUNE 6, 2007 AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
     The undersigned hereby appoints Kevin M. McNamara and J. Gentry Barden, or either of them, or any successors in their respective positions, as proxies with full powers of substitution, and hereby authorizes them to represent the undersigned and to vote, as designated on the reverse side, all the shares of common stock of HealthSpring, Inc. (the “Company”) held of record by the undersigned as of April 10, 2007, at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the executive offices of the Company on Wednesday, June 6, 2007, at 10:00 a.m. Central Daylight Time, and at any adjournment or postponement thereof.
     The Board of Directors recommends a vote “FOR” the Board’s nominees. Shares of common stock of the Company will be voted as specified. If not otherwise specified, this proxy will be voted “FOR” the election of the Board of Directors’ nominees to the Board of Directors, and on other matters incident to the conduct of the Annual Meeting or properly presented at the discretion of the proxies. You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting in the manner described in the Proxy Statement. This proxy may not be voted for any person who is not a nominee of the Board of Directors of the Company.
(Continued and to be signed on the reverse side.)

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